Exhibit 99.1

e.l.f. Beauty Announces First Quarter Fiscal 2026 Results
– Delivered 26th Consecutive Quarter of Net Sales Growth and Market Share Gains –
OAKLAND, California; August 6, 2025 — e.l.f. Beauty (NYSE: ELF) today announced results for the three months ended June 30, 2025.
“Our strong Q1 results, including 210 basis points of market share gains, are a continuation of the consistent, category-leading growth we’ve delivered over the past 26 quarters,” said Tarang Amin, e.l.f. Beauty’s Chairman and Chief Executive Officer. “The combination of our value proposition, powerhouse innovation and disruptive marketing engine continue to fuel our results. We remain excited by the significant whitespace we see ahead as we strive to make the best of beauty accessible for all.”
Three Months Ended June 30, 2025 Results
For the three months ended June 30, 2025, compared to the three months ended June 30, 2024:
•Net sales increased 9% to $353.7 million, primarily driven by strength in both our retailer and e-commerce channels, in the US and internationally.
•Gross margin decreased approximately 215 basis points to 69%, primarily driven by tariffs, partially offset by favorable foreign exchange impacts and mix.
•Selling, general and administrative (“SG&A”) expenses increased 15.3 million to 195.8 million, or 55% of net sales. Adjusted SG&A (SG&A excluding the items identified in the reconciliation table below) increased 12.9 million to $177.3 million, or 50% of net sales. The increase in SG&A is primarily related to an increase in professional fees, retail fixturing and visual merchandising costs, marketing and digital spend, along with increased depreciation and amortization, offset by lower compensation and benefits expense, and operations costs.
•Other income, net increased $4.9 million to $5.0 million, primarily driven by an increase in foreign currency gains in the period attributable to currency rate fluctuation.
•Net income was $33.3 million on a GAAP basis. Adjusted net income (net income excluding the items identified in the reconciliation table below) was $51.3 million.
•Diluted earnings per share were $0.58 on a GAAP basis. Adjusted diluted earnings per share (diluted earnings per share calculated with adjusted net income excluding the items identified in the reconciliation table below) were $0.89.
•Adjusted EBITDA (EBITDA excluding the items identified in the reconciliation table below) was $87.1 million, or 25% of net sales, up 12% year over year.
Liquidity
As of June 30, 2025, the Company had $170.0 million in cash and cash equivalents and $256.7 million of long-term debt, as compared to $109.0 million in cash and cash equivalents and $262.2 million of total debt outstanding as of June 30, 2024.

Fiscal 2026 Outlook

Due to the wide range of potential outcomes related to tariffs, the Company is not providing a full year Fiscal 2026 financial outlook at this time. For the first half of Fiscal 2026, the Company expects the following:
•Net sales growth above the 9% net sales growth reported in Q1
•Adjusted EBITDA margins of approximately 20% as compared to approximately 23% in the first half of Fiscal 2025, primarily due to higher tariff costs

Acquisition of rhode

Subsequent to quarter end, on August 5, 2025, the Company consummated the acquisition of HRBeauty LLC (“rhode”), a fast-growing, multi-category lifestyle beauty brand founded by Hailey Bieber for $800.0 million at closing, subject to customary adjustments, inclusive of $600.0 million in cash, funded via Term Loan, and $200.0 million of stock, with potential earnout consideration of up to $200.0 million based on the future growth of the brand over a three-year timeframe.
Fifth Amendment to Amended Credit Agreement

On August 5, 2025, the Company entered into the Fifth Amendment to the Amended and Restated Credit Agreement (the “Fifth Amendment”). The Fifth Amendment, among other things, established a term loan facility in an aggregate principal amount of $600.0 million (the “Term Facility”), made customary changes in connection with adding a term loan facility, increased the maximum permitted consolidated total net leverage ratio financial covenant and increased the interest rate margin for loans under the Company’s existing revolving line of credit. The proceeds of the Term Facility were made available to e.l.f. Cosmetics and certain other subsidiaries of the Company to pay a portion of the consideration for the acquisition of rhode.
Webcast Details
The Company will hold a webcast to discuss the results from its first quarter fiscal 2026 today, August 6, 2025, at 4:30 p.m. Eastern Time. The webcast will be broadcast live at https://investor.elfbeauty.com/stock-and-financial/events-and-presentations. For those unable to listen to the live broadcast, an archived version will be available at the same location.

About e.l.f. Beauty
e.l.f. Beauty (NYSE: ELF) is fueled by a belief that anything is e.l.f.ing possible. e.l.f. is a different kind of company that disrupts norms, shapes culture and connects communities, through positivity, inclusivity and accessibility. The mission is clear: to make the best of beauty accessible to every eye, lip and face. e.l.f. Beauty and its brands, e.l.f. Cosmetics, e.l.f. SKIN, Keys Soulcare, Well People, Naturium and rhode, are led by purpose, driven by results and elevated by superpowers. e.l.f. Beauty offers e.l.f. clean and vegan products, all double-certified by PETA and Leaping Bunny as cruelty free, and proudly stands as the first beauty company with Fair Trade Certified™ facilities. With a kind heart at the center of e.l.f.’s ethos, the company donates 2% of net profits to organizations that make positive impacts.
Learn more at https://www.elfbeauty.com/

Note Regarding non-GAAP Financial Measures

This press release includes references to non-GAAP measures, including adjusted EBITDA, adjusted SG&A, adjusted net income and adjusted diluted earnings per share. The Company presents these non-GAAP measures because its management uses them as supplemental measures in assessing its operating performance, and believes they are helpful to investors, securities analysts and other interested parties in evaluating the Company’s performance. The non-GAAP measures included in this press release are not measurements of financial performance under GAAP and they should not be considered as alternatives to or substitutes for measures of performance derived in accordance with GAAP. In addition, these non-GAAP measures should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing the Company’s results as reported under GAAP. The Company’s definitions and calculations of these non-GAAP measures are not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.
Adjusted EBITDA excludes expense or income related to stock-based compensation, and other non-cash and non-recurring items. Such other non-cash or non-recurring items include amortization of internal-use software costs related to cloud applications, acquisition related costs, and cloud computing ERP implementation costs.
Adjusted SG&A excludes expense related to stock-based compensation and other non-recurring items. Such other non-recurring items include other non-recurring cloud computing ERP implementation costs and acquisition related costs.
Adjusted effective tax rate is the tax rate when excluding the pre-tax impact of expense or income related to stock-based compensation, other non-cash and non-recurring items, amortization of acquired intangible assets, as well as the related tax impact for these items, calculated utilizing the statutory rate for where the impact was incurred.

Adjusted net income excludes expense related to stock-based compensation, other non-recurring items, amortization of acquired intangible assets and the tax impact of the foregoing adjustments. Such other non-recurring items include other non-recurring cloud computing ERP implementation costs and acquisition related costs.
Forward-looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including those statements relating to the Company’s outlook for the first half of Fiscal 2026 under “Fiscal 2026 Outlook” above and those statements that we remain excited by the significant whitespace we see ahead as we strive to make the best of beauty accessible for all. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, actual results and the timing of selected events may differ materially from those expectations. Factors that could cause actual results to differ materially from those in the forward looking statements include, among other things, the risks and uncertainties that are described in the Company's most recent Annual Report on Form 10-K, as updated from time to time in the Company's SEC filings, as well as the Company’s ability to effectively compete with other beauty companies; the Company’s ability to successfully introduce new products; the Company’s ability to attract new retail customers and/or expand business with its existing retail customers; the Company’s ability to optimize shelf space at its key retail customers; the loss of any of the Company’s key retail customers or if the general business performance of its key retail customers declines; and the Company’s ability to effectively manage its SG&A and other expenses. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date hereof. Except as required by law, the Company assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Investors:	Media:
KC Katten	Sam Critchell
VP, Corporate Development & Investor Relations kkatten@elfbeauty.com	VP, Corporate Communications scritchell@elfbeauty.com

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated statements of operations
(unaudited)
(in thousands, except share and per share data)

	Three months ended June 30,
	2025	2024
Net sales	$353,739	$324,477
Cost of sales	109,198	93,194
Gross profit	244,541	231,283
Selling, general and administrative expenses	195,832	180,575
Operating income	48,709	50,708
Other income, net	5,037	187
Interest expense, net	(2,632)	(3,665)
Income before provision for income taxes	51,114	47,230
Income tax (provision) benefit	(17,803)	325
Net income	$33,311	$47,555

Net income per share:
Basic	$0.59	$0.85
Diluted	$0.58	$0.81
Weighted average shares outstanding:
Basic	56,328,483	55,973,914
Diluted	57,675,035	58,551,423

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated balance sheets
(unaudited)
(in thousands, except share and per share data)

	June 30, 2025	March 31, 2025	June 30, 2024
Assets
Current assets:
Cash and cash equivalents	$170,029	$148,692	$109,034
Accounts receivable, net	173,352	126,010	155,701
Inventory, net	170,379	187,170	199,563
Prepaid expenses and other current assets	88,766	78,688	66,162
Total current assets	602,526	540,560	530,460
Property and equipment, net	39,182	28,787	14,040
Intangible assets, net	203,348	207,698	220,745
Goodwill	340,582	340,582	340,600
Other assets	129,258	130,548	98,987
Total assets	$1,314,896	$1,248,175	$1,204,832

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$—	$—	$102,938
Accounts payable	74,603	72,180	79,989
Accrued expenses and other current liabilities	110,136	104,876	116,878
Total current liabilities	184,739	177,056	299,805
Long-term debt	256,676	256,676	159,234
Deferred tax liabilities	17,009	3,812	7,910
Long-term operating lease obligations	50,351	48,721	33,637
Other long-term liabilities	1,269	1,055	656
Total liabilities	510,044	487,320	501,242

Stockholders' equity:
Common stock, par value of $0.01 per share; 250,000,000 shares authorized as of June 30, 2025, March 31, 2025 and June 30, 2024; 56,734,903, 55,730,037 and 56,387,461 shares issued and outstanding as of June 30, 2025, March 31, 2025 and June 30, 2024, respectively	566	556	563
Additional paid-in capital	952,015	942,025	949,817
Accumulated other comprehensive income (loss)	1,207	521	(9)
Accumulated deficit	(148,936)	(182,247)	(246,781)
Total stockholders' equity	804,852	760,855	703,590
Total liabilities and stockholders' equity	$1,314,896	$1,248,175	$1,204,832

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated statements of cash flows
(unaudited)
(in thousands)

	Three months ended June 30,
	2025	2024
Cash flows from operating activities:
Net income	$33,311	$47,555
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,192	9,058
Non-cash lease expense	2,843	2,076
Stock-based compensation expense	9,868	12,964
Amortization of debt issuance costs and discount on debt	134	138
Deferred income taxes	14,216	5,108
Other, net	911	(127)
Changes in operating assets and liabilities:
Accounts receivable	(46,170)	(31,815)
Inventory	18,684	(8,074)
Prepaid expenses and other assets	(16,332)	(30,500)
Accounts payable and accrued expenses	(1,542)	(3,107)
Other liabilities	(1,882)	(1,995)
Net cash provided by operating activities	27,233	1,281

Cash flows from investing activities:
Purchase of property and equipment	(7,095)	(786)
Other, net	(464)	(93)
Net cash used in investing activities	(7,559)	(879)

Cash flows from financing activities:
Cash received from issuance of common stock	121	464
Other, net	—	(56)
Net cash provided by financing activities	121	408

Effect of exchange rate changes on cash and cash equivalents	1,542	41

Net increase in cash and cash equivalents	21,337	851
Cash and cash equivalents - beginning of period	148,692	108,183
Cash and cash equivalents - end of period	$170,029	$109,034

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP net income to non-GAAP adjusted EBITDA
(unaudited)
(in thousands)

	Three months ended June 30,
	2025	2024
Net income	$33,311	$47,555
Interest expense, net	2,632	3,665
Income tax provision (benefit)	17,803	(325)
Depreciation and amortization	13,192	9,058
EBITDA	$66,938	$59,953
Stock-based compensation	9,868	12,964
Other non-cash and non-recurring items (a)	10,257	4,517
Adjusted EBITDA	$87,063	$77,434

(a) Represents other non-cash or non-recurring items, which include amortization of internal-use software costs related to cloud applications, acquisition related costs, and cloud computing ERP implementation costs.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP SG&A to non-GAAP adjusted SG&A
(unaudited)
(in thousands)

	Three months ended June 30,
	2025	2024
Selling, general and administrative expenses	$195,832	$180,575
Stock-based compensation	(9,879)	(12,958)
Other non-recurring items (a)	(8,643)	(3,204)
Adjusted selling, general and administrative expenses	$177,310	$164,413

(a) Represents other non-recurring cloud computing ERP implementation costs and acquisition related costs.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP net income to non-GAAP adjusted net income
(unaudited)
(in thousands, except share and per share data)

	Three months ended June 30,
	2025	2024
Net income	$33,311	$47,555
Stock-based compensation	9,868	12,964
Other non-recurring items (a)	8,643	3,204
Amortization of acquired intangible assets (b)	4,349	4,349
Tax Impact (c)	(4,846)	(3,754)
Adjusted net income	$51,325	$64,318

Weighted average number of shares outstanding – diluted	57,675,035	58,551,423
Adjusted diluted earnings per share	$0.89	$1.10

(a) Represents other non-recurring cloud computing ERP implementation costs and acquisition related costs.
(b) Represents amortization expense of acquired intangible assets consisting of customer relationships and trademarks.
(c) Represents the tax impact of the above adjustments.